Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 1, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Plains All American Pipeline L.P.’s Annual Report on Form 10-K for the year ended December 31, 2006 and our report dated March 21, 2006 relating to the balance sheet of Plains AAP, L.P, which appears in Plains All American Pipeline L.P.’s Current Report on Form 8-K filed on March 21, 2006. We also consent to the references to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 23, 2007